EXELON CORPORATION

AMENDED AND RESTATED
BYLAWS

(Effective September 25, 2019)

ARTICLE I.
Offices and Fiscal Year

Section 1.01 Registered Office. The registered office of Exelon Corporation (the “corporation”) shall be in the City of Erie, in the County of Erie, in the Commonwealth of Pennsylvania. The address of the registered office may be changed from time to time by the board of directors.

Section 1.02 Other Offices. The corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be necessary, advisable or appropriate for the business of the corporation.

Section 1.03 Fiscal Year. The fiscal year of the corporation shall begin on the first day of January in each year.

ARTICLE II.
Notice - Waivers - Meetings Generally

Section 2.01 Manner of Giving Notice.

(a)    General Rule. Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law (“PBCL”) or by the articles or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger services specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to the address (or to the telex, TWX or facsimile transmission telephone number) of the person appearing on the books of the corporation, or as otherwise permitted by applicable law, or, in the case of directors, supplied by the director to the corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched or, in the case of facsimile transmission, when received. Notwithstanding the foregoing, written notice of any meeting of shareholders may be sent by any class of mail, postage prepaid, so long as such notice is sent at least 20 calendar days prior to the date of the meeting. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the PBCL, the articles or these bylaws.

(b)    Adjourned Shareholder Meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the PBCL requires notice of the business to be transacted and such notice has not previously been given.

Section 2.02 Notice of Meetings of the Board of Directors. Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, telex, TWX, facsimile or other electronic transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

Section 2.03 Notice of Meetings of Shareholders.

(a)    General Rule. Written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting not less than five nor more than 90 calendar days prior to the date of the meeting. If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

(b)    Notice of Action by Shareholders on Bylaws. In the case of a meeting of shareholders that has as one of its purposes adoption, amendment or repeal of these bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

Section 2.04 Waiver of Notice.

(a)    Written Waiver. Whenever any written notice is required to be given under the provisions of the PBCL, the articles or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

(b)    Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.05 Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the PBCL or the articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 2.06 Exception to Requirement of Notice.

(a)    General Rule. Whenever any notice or communication is required to be given to any person under the provisions of the PBCL or by the articles or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

(b)    Shareholders Without Forwarding Addresses. Notice or other communications need not be sent to any shareholder with whom the corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the corporation with a current address. Whenever the shareholder provides the corporation with a current address, the corporation shall recommence sending notices and other communications to the shareholder in the manner provided by these bylaws.

Section 2.07 Use of Conference Telephone and Similar Equipment. Any director may participate in any meeting of the board of directors or a committee thereof, and the board of directors may provide by resolution with respect to a specific meeting of shareholders or with respect to a class of meetings of shareholders that one or more persons may participate in a meeting of the shareholders of the corporation, by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.

ARTICLE III.
Shareholders

Section 3.01 Place of Meeting. Meetings of the shareholders of the corporation may be held at such place within or without the Commonwealth of Pennsylvania as may be designated by the Board of Directors, or in the absence of a designation by the Board of Directors, by the chairman of the board or the president and stated in the notice of a meeting.

Section 3.02 Annual Meeting. The annual meeting of the shareholders for the election of directors and the transaction of other business, if any, shall be held on such date and time as may be fixed by the board and stated in the notice of meetings (or, if the board fails to designate a date and time, at 10:30 a.m. on the fourth Wednesday in April of each year or, if such Wednesday is a legal holiday in the Commonwealth of Pennsylvania or in such other jurisdiction where such meeting may be held, the next succeeding business day). Failure to hold such meeting at the designated time or on the designated date or to elect some or all of the members of the board at such meeting or any adjournment thereof shall not affect otherwise valid corporate acts or work a forfeiture or dissolution of the corporation. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

Section 3.03 Special Meetings. Special meetings of the shareholders may be called at any time by resolution of the board of directors, which may fix the date, time and place of the meeting, and shall be called as provided in the terms of the Preferred Stock. If the board does not fix the date, time or place of the meeting, it shall be the duty of the secretary to do so. A date fixed by the secretary shall not be more than 60 calendar days after the date of the action calling the special meeting.

Section 3.04 Quorum and Adjournment.

(a)    General Rule. A meeting of the shareholders of the corporation duly called shall not be organized for the transaction of business unless a quorum is present. Except as otherwise provided in the terms of the Preferred Stock, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

(b)    Withdrawal of a Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

(c)    Adjournments Generally. Any regular or special meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized because a quorum has not attended, may be adjourned, except as otherwise provided by the PBCL, for such period and to such place as the shareholders present and entitled to vote shall direct.

(d)    Electing Directors at Adjourned Meeting. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of electing directors.

(e)    Other Action in Absence of Quorum. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 calendar days because of an absence of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 3.05 Action by Shareholders.

(a)    General Rule. Except as otherwise provided in the PBCL or the articles or these bylaws, whenever any corporate action is to be taken by vote of the shareholders of the corporation, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class, in each case at a duly organized meeting of shareholders. Except as otherwise provided in the terms of the Preferred Stock or when acting by unanimous consent to remove a director or directors, the shareholders of the corporation may act only at a duly organized meeting.

(b)    Conduct of Business. Only such business will be conducted at an annual or special meeting of shareholders as shall have been properly brought before the meeting by or at the direction of the board of directors, or with respect to an annual meeting, by any shareholder who complies with the procedures set forth in this Section.

(1)    For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given to the secretary of the corporation timely written notice of the shareholder's intention to make a proposal, in the manner and form prescribed herein, whether or not the proposed business is to be included in the corporation’s proxy statement.

(i)    To be timely, a shareholder's notice with respect to an annual meeting of shareholders must be addressed to the secretary of the corporation at the principal executive offices of the corporation and received by the secretary not less than 120 nor more than 150 calendar days in advance of the first anniversary of the date on which the corporation first mailed its proxy materials to shareholders for the prior year's annual meeting of shareholders, and this notice requirement shall not be affected by any adjournment of said meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

(ii)    A shareholder's notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the corporation's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the corporation and any other ownership interests, including derivatives, hedged positions and other economic or voting interests in the corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business, and (E) a representation as to whether such shareholder intends to deliver a proxy statement regarding such matters to the other shareholders of the corporation.

(iii)    Notwithstanding the foregoing provisions of these bylaws, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder with respect to the matters set forth in this Section. For purposes of this Section, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg Business News, or Reuters Economic Services or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or publicly filed by the corporation with any national securities exchange or quotation service through which the corporation's stock is listed or traded, or furnished by the corporation to its shareholders. Notwithstanding the foregoing, no notice of the date of the annual meeting is required for the advance notice provision of this Section 3.05(b) to be effective if the annual meeting is held on such date as specified in Section 3.02 of these bylaws. Nothing in this Section will be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(2)    At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 2.03 of these bylaws or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors that the corporation would have if there were no vacancies on the board of directors (the “Whole Board”).

(3)    The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section of these bylaws will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

Section 3.06 Organization.

(a)    Presiding Officer and Secretary of Meeting. At every meeting of the shareholders, the chairman of the board, or such other officer of the corporation designated by a majority of the Whole Board, will call meetings of shareholders to order or, in the case of vacancy in office and absence by action of the Whole Board, one of the following officers present in the order stated: The chief executive officer, if there be one, the president, if there be one, the vice presidents in their order of rank and seniority shall act as “presiding officer” of the meeting. The term "presiding officer" means an officer who presides over a meeting of shareholders. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, a person appointed by the presiding officer of the meeting, shall act as secretary of the meeting.

(b)    Rules of Conduct. Unless otherwise determined by the board of directors prior to the meeting, the presiding officer of the meeting of shareholders will determine the order of business and have the authority to make such rules or regulations for the conduct of meetings of shareholders as such presiding officer deems necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies, and such other persons as the board of directors or the presiding officer shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless, and to the extent determined by the board of directors or the presiding officer of the meeting, meetings of shareholders need not be conducted in accordance with rules of parliamentary procedure.

Section 3.07 Voting Rights of Shareholders. Unless otherwise provided in the articles, every shareholder of the corporation shall be entitled to one vote for every share standing in the name of the shareholder on the books of the corporation.

Section 3.08 Voting and other Action by Proxy.

(a)    General Rule.

(1)    Every shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by proxy.

(2)    The presence of, or vote or other action at a meeting of shareholders by a proxy of a shareholder shall constitute the presence of, or vote or action by, the shareholder.

(3)    Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b)    Form of Proxy. Every proxy shall be in a form approved by the secretary of the corporation or as otherwise provided by the PBCL.

(c)    Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation.

(d)    Expenses. The corporation shall pay the reasonable expenses of solicitation of votes or proxies of shareholders by or on behalf of the board of directors or its nominees for election to the board, including solicitation by professional proxy solicitors and otherwise.

Section 3.09 Voting by Fiduciaries and Pledgees. Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section shall affect the validity of a proxy given to a pledgee or nominee.

Section 3.10 Voting by Joint Holders of Shares.

(a)    General Rule. Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

(1)    if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

(2)    if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

(b)    Exception. If there has been filed with the secretary of the corporation a copy, certified by an attorney-at-law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the latest document so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 3.11 Voting by Corporations.

(a)    Voting by Corporate Shareholders. Any domestic or foreign corporation for profit or not-for-profit that is a shareholder of this corporation may vote at meetings of shareholders of this corporation by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

(b)    Controlled Shares. Shares of this corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

Section 3.12 Determination of Shareholders of Record.

(a)    Fixing Record Date. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except as otherwise provided in the articles or in the case of an adjourned meeting, shall be not more than 90 calendar days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this Subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose, except that the record date fixed to determine the holders of Preferred Stock entitled to receive dividends thereon shall not precede the respective dividend payment date by more than 40 calendar days. When a determination of shareholders of record has been made as provided in this Section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

(b)    Determination When Record Date Is Not Fixed. If a record date is not fixed: (1)    the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

(c)    Certification by Nominee. The board of directors may adopt a procedure whereby a shareholder of the corporation may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

Section 3.13 Voting Lists.

(a)    General Rule. The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that, if the corporation has 5,000 or more shareholders, in lieu of the making of the list the corporation may make the information therein available at the meeting by any other means.

(b)    Effect of List. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

Section 3.14 Judges of Election.

(a)    Appointment. In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for an office to be filled at the meeting shall not act as a judge.

(b)    Vacancies. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

(c)    Duties. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(d)    Report. On request of the presiding officer of the meeting or of any shareholder, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 3.15 Minors as Security Holders. The corporation may treat a minor who holds shares or obligations of the corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

ARTICLE IV.
Board of Directors

Section 4.01 Powers.

(a)    General Rule. Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

(b)    Personal Liability of Directors.

(1)    A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature, including, without limitation, attorneys' fees and disbursements) for any action taken, or any failure to take any action before, on or after the date of these bylaws, unless: (i) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(2)    The provisions of Section 4.01(b)(1) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

(3)    No amendment or repeal of this Section 4.01 shall have any effect on the liability or alleged liability of any director of the corporation for or with respect to any such act on the part of such director occurring prior to the effective date of such amendment or repeal.

(c)    Directors. A director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1)    One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented.

(2)    Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(3)    A committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Section 4.02 Qualifications and Selection of Directors.

(a)    Qualifications. Each director of the corporation shall be a natural person of full age who need not be a resident of the Commonwealth of Pennsylvania or a shareholder of the corporation, except as may be required under corporate governance principles approved by the board of directors. For purposes of Section 4.05, a director’s failure to hold the number of shares as and when required under corporate governance principles approved by the board of directors shall constitute cause for such director’s removal.

(b)    Notice of Certain Nominations Required. Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors if timely written notice in proper form (the “Notice”) of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the secretary of the corporation. All nominations for election of directors, whether or not the proposed nomination is to be included in the corporation’s proxy statement, shall be made in accordance with this Section. To be timely, a shareholder's Notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 nor more than 150 calendar days before the first anniversary of the date on which the corporation first mailed its proxy materials for the prior year's annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, Notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. In order to nominate one or more persons for election as a director, a shareholder must comply with the requirement to provide the Notice as required by this Section, and no action of the corporation, including without limitation, the provision of notice to the shareholders or the delivery or filing of a proxy statement by the corporation, shall be deemed to satisfy this requirement for any shareholder or nomination. The requirements of this Subsection shall not apply to a nomination for directors made to the shareholders by the board of directors or a committee thereof.

(c)    Contents of Notice. To be in proper written form, the Notice shall be in writing and shall contain or be accompanied by:

(1)    the name and residence address of the nominating shareholder and of the beneficial owner, if any, on whose behalf the nomination is made;

(2)    a representation that the shareholder giving the Notice is a holder of record of voting stock of the corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

(3)    the class and number of shares of voting stock of the corporation and any other ownership interests, including derivatives, hedged positions and other economic or voting interests in the corporation owned beneficially and of record by the shareholder giving the Notice and by the beneficial owner, if any, on whose behalf the nomination is made;

(4)    such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Exchange Act (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or board of directors of the corporation;

(5)    a representation as to whether the shareholder giving the Notice intends to deliver a proxy statement to the other shareholders of the corporation;

(6)    a description of all arrangements or understandings between or among any of (A) the shareholder giving the Notice, (B) the beneficial owner on whose behalf the Notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the Notice;

(7)    a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(8)    a representation by (A) the shareholder giving the Notice, (B) the beneficial owner or any other person(s) on whose behalf the Notice is given and (C) each nominee, providing that such person does not and will not have any undisclosed voting commitments or other arrangements with respect to a nominee’s actions as a director;

(9)    a representation whether each nominee meets the objective criteria for “independence” under applicable listing standards of the principal U.S. exchange upon which the corporation’s capital stock is listed and any publicly disclosed objective criteria used by the board of directors in determining and disclosing the independence of the corporation’s directors; and

(10)    the signed consent of each nominee to serve as a director of the corporation if so elected and to be bound by Sections 4.02 and 4.03 of the bylaws.

(d)    Determination of Compliance. The presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the procedures of this Section and, in such event, the presiding officer will so declare to the meeting, and the defective nomination shall be disregarded. Any such decision by the presiding officer shall be conclusive and binding upon all shareholders of the corporation for any purpose. Notwithstanding the foregoing provisions of this Section, a shareholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section or otherwise relating to the nomination of directors by shareholders.

(e)    Election of Directors. Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders only at an annual meeting of shareholders, unless such election of directors is required by the terms of any series of Preferred Stock. In elections for directors, voting need not be by ballot, unless required by vote of the shareholders before the voting for election of directors begins. In an election of directors, where the board of directors determines that the number of nominees exceeds the number of directorships to be filled, the directors shall be elected by a plurality of the votes cast, even if the number of nominees does not exceed the number of directorships to be filled at the time of any meeting for such election. Except as otherwise provided in the preceding sentence, if in an election of directors in which the number of nominees does not exceed the number of directors to be elected, any nominee who is not an incumbent director receives a plurality of the votes cast but does not receive a majority of the votes cast, the resignation of such nominee referred to in Section 4.03 will be automatically accepted. If the nominee is an incumbent director who is standing for re-election and such nominee receives a plurality of the votes cast but does not receive a majority of the votes cast, the committee of the board authorized to nominate candidates for election to the board will make a recommendation to the board on whether to accept the director’s resignation or whether other action should be taken. The director not receiving a majority of the votes cast will not participate in the committee’s recommendation or the board’s decision regarding the tendered resignation. The independent members of the board will consider the committee’s recommendation and publicly disclose the board’s decision and the basis for that decision within 90 days from the date of the certification of the final election results. If less than two members of the committee are elected at a meeting for the election of directors, the independent members of the board who were elected shall consider and act upon the tendered resignation. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted “for” must exceed the number of shares voted “against” with respect to that director’s election.

Section 4.03 Number and Term of Office.

(a)    Number. The board of directors shall consist of such number of directors as may be determined from time to time by resolution of a majority of the Whole Board.

(b)    Term of Office. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

(c)    Resignation - General. Any director may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

(d)    Irrevocable Resignation. Each director who is nominated to stand for election shall, as a condition to such nomination, tender an irrevocable resignation in advance of the meeting for the election of directors. Such resignation will be effective if, pursuant to Section 4.02(e) of these bylaws, (a) the director does not receive a majority vote at the next meeting for the election of directors, and (b) in the case of a nominee who is an incumbent director, the board accepts the resignation.

(e)    Annual Election of Board of Directors. The directors shall not be classified in respect to the time for which they shall hold office. Except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock, from and after the 2008 annual meeting of the shareholders, the directors of the Corporation shall be elected at each annual meeting of the shareholders for a one-year term expiring at the next annual meeting of the shareholders; provided that any director who was elected prior to the 2008 annual meeting of the shareholders for a term that extends until after the 2008 annual meeting of shareholders shall not be required to stand for election, and shall continue as a director until the annual meeting at which the director’s term expires.

Section 4.04 Vacancies.

(a)    General Rule. Except as otherwise provided in the terms of the Preferred Stock, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve until the next annual meeting of shareholders, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

(b)    Action by Resigned Directors. When one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

Section 4.05 Removal of Directors.

(a)    Removal by the Shareholders. The entire board of directors or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the board or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of the articles or bylaws prohibiting, or the addition of a provision to the articles or bylaws permitting, the removal by the shareholders of the board or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was elected.

(b)    Removal by the Board. The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

Section 4.06 Place of Meetings. Meetings of the board of directors may be held at such place within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be designated in the notice of the meeting.

Section 4.07 Organization of Meetings. At every meeting of the board of directors, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, the chairman of the corporate governance committee, or, in the case of a vacancy in the office or absence of both the chairman of the board and the chairman of the corporate governance committee, one of the following officers present in the order stated: the chief executive officer, the president, the vice presidents in their order of rank and seniority, or a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 4.08 Regular Meetings. Regular meetings of the board of directors shall be held at such time and place as shall be designated from time to time by resolution of the board of directors.

Section 4.09 Special Meetings. Special meetings of the board of directors shall be held whenever called by the chairman of the board, the chief executive officer, if there be one, the Lead Director, if there be one, or by two or more of the directors.

Section 4.10 Quorum of and Action by Directors.

(a)    General Rule. A majority of the directors in office of the corporation shall be necessary to constitute a quorum for the transaction of business and except as otherwise provided in these bylaws the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

(b)    Action by Written Consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

(c)    Notation of Dissent. A director who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

Section 4.11 Committees of the Board.

(a)    Establishment and Powers. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority as to the following:

(1)    The submission to shareholders of any action requiring approval of shareholders under the PBCL.

(2)    The creation or filling of vacancies in the board of directors.

(3)    The adoption, amendment or repeal of these bylaws.

(4)    The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board.

(5)    Action on matters committed by a resolution of the board of directors to another committee of the board.

(b)    Alternate Committee Members. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

(c)    Term. Each committee of the board shall serve at the pleasure of the board.

(d)    Committee Procedures. The term "board of directors" or "board," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

Section 4.12 Compensation. The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

Section 4.13 Lead Director. The board of directors shall have the authority to elect a Lead Director with the responsibilities set forth in the corporation’s Corporate Governance Principles.

Section 4.14 Proxy Access for Director Nominations.

(a)    Inclusion in Proxy Statement. The corporation shall include in its proxy statement for an annual meeting of shareholders the name, together with the Required Information (as defined below), of any person nominated for election (a “Shareholder Nominee”) to the board of directors by a shareholder that satisfies, or by a group of no more than twenty shareholders that, collectively, satisfy, the requirements of this Section 4.14 (an “Eligible Shareholder”), and that expressly elects at the time of providing the notice required by this Section

4.14 (the “Nomination Notice”) to have its nominee or nominees included in the corporation’s proxy materials pursuant to this Section 4.14.

(b)     Timeliness. To be timely, a shareholder’s Nomination Notice must be delivered to or mailed and received by the secretary at the principal executive offices of the corporation not less than one hundred and twenty days nor more than one hundred and fifty days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, in order to be timely the Nomination Notice must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition to the other requirements of this Section 4.14, the Nomination Notice must include the name and address of the Eligible Shareholder (including each shareholder whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder).

(c)    Required Information. For purposes of this Section 4.14, the “Required Information” that the corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Shareholder so elects, a Statement (as defined in Section 4.14(g)). To be timely, the Required Information must be delivered to or mailed and received by the secretary of the corporation within thirty days after the deadline for Nomination Notices set forth in Section 4.14(b).

(d)    Number of Shareholder Nominees. The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 4.14 but are subsequently withdrawn) appearing in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed twenty percent of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 4.14, or if such amount is not a whole number, the closest whole number below twenty percent, but not less than two (the “Permitted Number”); provided that (i) if one or more vacancies for any reason occurs on the board of directors at any time after the deadline for Nomination Notices set forth in Section 4.14(b) and before the date of the applicable annual meeting of shareholders and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced and (ii) the Permitted Number shall be reduced for each annual meeting (but not more than two annual meetings) for each Shareholder Nominee that the board of directors decides to nominate for election at such annual meeting. If the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 4.14 exceeds the Permitted Number, each Eligible Shareholder shall select one of its Shareholder Nominees for inclusion in the corporation’s proxy materials. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee for inclusion in the corporation’s proxy materials, each Eligible Shareholder shall select one Shareholder Nominee, going in order of the amount (largest to smallest) of shares of the capital stock of the corporation each Eligible Shareholder disclosed as owned in its respective Nomination Notice submitted to the corporation, until the Permitted Number is reached, and all remaining Shareholder Nominees in excess of the Permitted Number shall be excluded from the corporation’s proxy materials.

(e)    Ownership for Purposes of Section 4.14. For purposes of this Section 4.14, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the capital stock of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on not more than five business days’ notice, or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the capital stock of the corporation are “owned” for these purposes shall be determined by the board of directors, which determination shall be conclusive and binding on the corporation and its shareholders. For purposes of this Section 4.14, the term “affiliate” shall have the meaning ascribed to it in the regulations promulgated under the Exchange Act. An Eligible Shareholder shall include in its Nomination Notice the number of shares it is deemed to own for the purposes of this Section 4.14.

(f)    Eligible Shareholder. An Eligible Shareholder must have owned (as defined in Section 4.14(e)) continuously for at least three years that number of shares of capital stock as shall constitute three percent or more of the outstanding capital stock of the corporation (the “Required Shares”) as of both (i) a date within seven calendar days prior to the date of the Nomination Notice and (ii) the record date for determining shareholders entitled to vote at the annual meeting. For purposes of satisfying the ownership requirements under this Section 4.14, (i) the shares of the capital stock of the corporation owned by one or more shareholders, or by the person or persons who own shares of the capital stock of the corporation and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares of capital stock of the corporation is aggregated for such purpose shall not exceed twenty, and (ii) two or more related funds will be treated as one shareholder or person for this purpose if such funds are (A) under common management and investment control, or (B) under common management and funded by a single employer, or (C) a “group of investment companies” as such term is defined in section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 4.14. Within the time period specified in this Section 4.14 for providing the Nomination Notice, an Eligible Shareholder must provide the following information in writing to the secretary of the corporation:

(i)    one or more written statements from each record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within three business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date and, in the case of loaned shares, a written statement to the effect that the person will recall such loaned shares prior to the record date for the annual meeting and hold such shares on the record date or will revoke delegated voting authority with respect to such shares and vote such shares at the annual meeting, and, in the case of shares held by two or more related funds, documentation that demonstrates to the reasonable satisfaction of the corporation that the funds are (A) under common management and investment control, or (B) under common management and funded by a single employer, or (C) a “group of investment companies” as such term is defined in section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended;

(ii)    the written consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Section 4.02(c) of this Article IV;

(iii)    a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;

(iv)    a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder under this Section 4.14) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (B) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 4.14, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the board of directors, (D) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation, (E) intends to own the Required Shares through the date of the annual meeting, (F) has no present intention to dispose of the Required Shares within one year following the annual meeting if one or more of the Eligible Shareholder’s Shareholder Nominees is elected (it being understood that the Eligible Shareholder may disclaim any such representation regarding shares as to which the Eligible Shareholder has delegated investment power to an independent investment manager or shares held in or by an index fund), (G) will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (H) otherwise will comply with all applicable laws, rules, regulations and listing standards in connection with any actions taken pursuant to this Section 4.14;

(v)    in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters thereto, including withdrawal of the nomination; and

(vi)    an undertaking that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 4.14, (C) comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, and (D) provide to the corporation prior to the annual meeting such additional information as necessary with respect thereto, including prompt notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting of shareholders and if any information or communications provided by the Eligible Shareholder to the corporation ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder shall promptly notify the secretary of the corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(g)    Statement. The Eligible Shareholder may provide to the secretary of the corporation, within the time period specified in this Section 4.14 for providing the Nomination Notice, a written statement for inclusion in the corporation’s proxy statement for the annual meeting, not to exceed five hundred words (excluding biographical and other information required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act), in support of the candidacy of all Shareholder Nominees nominated by the Eligible Shareholder (the “Statement”). Notwithstanding anything to the contrary contained in this Section 4.14, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 4.14 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Shareholder Nominee.

(h)    Representation and Agreement; Additional Information. At the time the Eligible Shareholder delivers the Nomination Notice, the Shareholder Nominee must deliver to the secretary of the corporation a written representation and agreement that the Shareholder Nominee (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the corporation, will act or vote on any issue or question, or has fully disclosed to the corporation all such agreements, arrangements and understandings with, and all such commitments and assurances to, any person, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, or has fully disclosed to the corporation all such agreements, arrangements and understandings with any such person or entity, and (iii) will comply with all of the corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement. At the request of the corporation, and within five business days after receipt of such questionnaires from the corporation, the Shareholder Nominee must submit all completed and signed questionnaires and other information requests required of the corporation’s directors and officers. The corporation may request such additional information as necessary to permit the board of directors to determine if each Shareholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the corporation’s capital stock is listed and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors (the “Applicable Independence Standards”) and the qualifications of the Shareholder Nominee to serve on the corporation’s Audit Committee and Compensation and Leadership Development Committee, and the Shareholder Nominee must respond to any such request within five business days after receipt. If any information or communications provided by the Shareholder Nominee to the corporation ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Shareholder Nominee shall promptly notify the secretary of the corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. If the board of directors determines that the Shareholder Nominee is not independent under the Applicable Independence Standards, or if the Shareholder Nominee fails to provide requested information on a timely basis, the Shareholder Nominee will not be eligible for inclusion in the corporation’s proxy materials.

(i)    Eligibility for Nomination at Subsequent Meetings. Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least twenty-five percent of the votes cast “for” the Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 4.14 for the next two annual meetings of shareholders. Any Eligible Shareholder (including each shareholder whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder) whose Shareholder Nominee is elected as a director at the annual meeting of shareholders will not be eligible to nominate or participate in the nomination of a Shareholder Nominee for the next two annual meetings of shareholders other than the nomination of such previously elected Shareholder Nominee, unless the board of directors nominates such previously elected Shareholder Nominee at a subsequent annual meeting.

(j)    Disqualification. The corporation shall not be required, pursuant to this Section 4.14, to include in its proxy materials for any meeting of shareholders a Shareholder Nominee (i) if the secretary of the corporation receives a notice that any shareholder has nominated a person for election to the board of directors pursuant to the advance notice requirements for shareholder nominations for director set forth in Section 4.02(b) of this Article IV, (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors, (iii) who is not independent under the Applicable Independence Standards, as determined by the board of directors, (iv) whose election as a member of the board of directors would cause the corporation to be in violation of these bylaws, the certificate of incorporation, the listing standards of the principal exchange upon which the corporation’s capital stock is traded, or any applicable state or federal law, rule or regulation, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (viii) if such Shareholder Nominee or the Eligible Shareholder who has nominated such Shareholder Nominee shall have provided information to the corporation with respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the board of directors, (ix) if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting, or (x) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Section 4.14. For the purposes of this Section 4.14(j), if an Eligible Shareholder is subject the conditions in clause (i), (ii), (viii), or (x), the corporation may exclude from its proxy materials all Shareholder Nominees nominated by such Eligible Shareholder or, if the proxy statement has already been filed, may declare all such Shareholder Nominees ineligible to stand for election or serve as a director; and if a Shareholder Nominee is subject to the conditions in clause (iii), (iv), (v), (vi), (vii) (viii), (ix), or (x), the corporation may declare such Shareholder Nominee ineligible and exclude such Shareholder Nominee from the proxy materials, or, if the proxy statement has already been filed, may declare the Shareholder Nominee ineligible to stand for election or serve as a director.

(k)    Invalidity. Notwithstanding anything to the contrary set forth herein, the board of directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 4.14, as determined by the board of directors or the person presiding at the annual meeting of shareholders, (ii) the Shareholder Nominee(s) are determined to be ineligible to stand for election or serve as a director pursuant to Section 4.14(j), or (iii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting of shareholders to present any nomination pursuant to this Section 4.14.

(l)    Filing of Solicitations and Other Communications. The Eligible Shareholder (including any person who owns shares of capital stock of the corporation that constitute part of the Eligible Shareholder’s ownership for purposes of satisfying Section 4.14(f) hereof) shall file with the Securities and Exchange Commission any solicitation or other communication with the corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

ARTICLE V.
Officers

Section 5.01 Officers Generally.

(a)    Number, Qualifications and Designation. The officers of the corporation shall be a chairman of the board (who must be a member of the board of directors), president, one or more vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents), a secretary, a treasurer, and a chief executive officer, as the board of directors may designate by resolution, and such other officers as may be elected in accordance with the provisions of Section 5.03. Officers may but need not be directors or shareholders of the corporation. The president, secretary and treasurer shall be natural persons of full age. Any number of offices may be held by the same person.

(b)    Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

Section 5.02 Election, Term of Office and Resignations.

(a)    Election and Term of Office. The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected by the board of directors, and each such officer shall hold office at the discretion of the board until his or her death, resignation or removal with or without cause.

(b)    Resignations. Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as may be specified in the notice of resignation.

Section 5.03 Subordinate Officers, Committees and Agents. The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including without limitation, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 5.04 Removal of Officers and Agents. Any officer or agent of the corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.05 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 5.06 Authority.

(a)    General Rule. All officers of the corporation, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided by or pursuant to resolutions or orders of the board of directors or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

(b)    Chief Executive Officer. The board of directors may designate from time to time by resolution a chief executive officer. Such chief executive officer may be, but need not be, the president or chairman of the board.

Section 5.07 Chairman of the Board; Vice Chairman of the Board. Except as otherwise provided by these bylaws or by action of the board of directors, the chairman of the board shall preside at all meetings of the shareholders and of the board of directors. The chairman of the board shall perform such other duties as may from time to time be requested by the board of directors. In addition, the board of directors may designate by resolution a vice chairman of the board with such duties as may from time to time be requested by the board of directors. The chairman of the board or the vice chairman of the board, if there be one, may be an employee of the corporation, but need not be so employed, and may hold any other office of the corporation as from time to time may be determined by the board of directors.

Section 5.08 The Chief Executive Officer. The chief executive officer, if there be one, may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors. Such chief executive officer may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of chief executive officer and such other duties as from time to time may be assigned by the board of directors.

Section 5.09 The President. The president may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors and the chief executive officer, as applicable. The president may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors and the chief executive officer, as applicable.

Section 5.10 The Vice Presidents. The vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents) shall perform such duties as may from time to time be assigned to them by the board of directors or by the chief executive officer.

Section 5.11 The Secretary. The secretary or an assistant secretary shall attend all meetings of the shareholders and of the board of directors and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the board of directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

Section 5.12 The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his, or its custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer, and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

Section 5.13 Salaries. The salaries of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer or committee as may be designated by resolution of the board. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE VI.
Certificates of Stock, Transfer, Etc.

Section 6.01 Share Certificates.

(a)    Form of Certificates. To the extent that shares of the corporation are certificated, certificates for shares of the corporation shall be in such form as approved by the board of directors. From and after July 24, 2018, all shares of the corporation shall be issued, recorded and transferred exclusively in uncertificated book-entry form. Notwithstanding this provision, any shares of the corporation represented by a physical stock certificate issued on or before July 24, 2018, including any certificates previously issued by PECO Energy Company and Philadelphia Electric Company, shall continue to be represented thereby until such physical stock certificate is surrendered to the corporation.

(b)    Statements. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the PBCL or a statement that the corporation will furnish without charge to each shareholder who so requests setting forth the designations, voting rights, preferences and special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

(c)    Share Register. The share register or transfer books shall be kept by the treasurer or by any transfer agent or registrar designated by the board of directors for that purpose.

Section 6.02 Transfer. Shares of the corporation represented by certificates shall be transferred on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§ 8101 et seq, and its amendments and supplements. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and the issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates.

Section 6.03 Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

Section 6.04 Lost, Destroyed or Mutilated Certificates. The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the officers of the corporation may direct new uncertificated shares be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if such officers shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as any of them may direct.

ARTICLE VII.
Indemnification of Directors, Officers and
Other Authorized Representatives

Section 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted or required by the PBCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 of this Article VII with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Section 7.02 Right to Advancement of Expenses. The right to indemnification conferred in Section 7.01 of this Article VII shall include the right to be paid by the corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the PBCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 7.01 and 7.02 of this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing. Each person who shall act as an indemnitee of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article.

Section 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 of this Article VII is not paid in full by the corporation within 60 calendar days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the PBCL. Neither the failure of the corporation (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the PBCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel or shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the corporation.

Section 7.04 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the articles, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 7.05 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the PBCL.

Section 7.06 Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Section 7.07 Interpretation. The provisions of this Article are intended to constitute bylaws authorized by Section 1746 of the PBCL.

ARTICLE VIII.
Emergency Bylaws

Section 8.01 Scope of Article. This Article shall be applicable during any emergency resulting from a catastrophe as a result of which a quorum of the board of directors cannot readily be assembled. To the extent not in conflict with this Article, these bylaws shall remain in effect during the emergency.

Section 8.02 Special Meetings of the Board. A special meeting of the board of directors may be called by any director by means feasible at the time.

Section 8.03 Emergency Committee of the Board.

(a)    Composition. The emergency committee of the board shall consist of nine persons standing highest on the following list who are available and able to act:

The chief executive officer.
Members of the board of directors.
President.
The individual who, immediately prior to the emergency, was the senior officer in charge of nuclear operations.
The individual who, immediately prior to the emergency, was the senior officer in charge of other operations.
The individual who, immediately prior to the emergency, was the senior officer in charge of finance operations.
Other officers.

Where more than one person holds any of the listed ranks, the order of precedence shall be determined by length of time in rank. Each member of the emergency committee thus constituted shall continue to act until replaced by an individual standing higher on the list. The emergency committee shall continue to act until a quorum of the board of directors is available and able to act. If the corporation has no directors, the emergency committee shall cause a special meeting of shareholders for the election of directors to be called and held as soon as practicable.

(b)    Powers. The emergency committee shall have and may exercise all of the powers and authority of the board of directors, including the power to fill a vacancy in any office of the corporation or to designate a temporary replacement for any officer of the corporation who is unavailable, but shall not have the power to fill vacancies in the board of directors.

(c)    Quorum. A majority of the members of the emergency committee in office shall constitute a quorum.

(d)    Status. Each member of the emergency committee who is not a director shall during his or her service as such be entitled to the rights and immunities conferred by law, the articles and these bylaws upon directors of the corporation and upon persons acting in good faith as a representative of the corporation during an emergency.

ARTICLE IX.
Miscellaneous

Section 9.01 Corporate Seal. The corporation may have a corporate seal in the form of a circle containing the name of the corporation, the year of incorporation and such other details as may be approved by the board of directors from time to time.

Section 9.02 Checks. All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or any person authorized by resolution of the board of directors may from time to time designate.

Section 9.03 Contracts. Except as otherwise provided in the PBCL in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 9.04 Interested Directors or Officers; Quorum.

(a)    General Rule. A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

(1)    the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

(2)    the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

(3)    the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

(b)    Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes a contract or transaction specified in Section 9.04(a).

Section 9.05 Deposits. All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

Section 9.06 Corporate Records.

(a)    Required Records. The corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at either the registered office of the corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

(b)    Right of Inspection. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business wherever situated.

Section 9.07 Amendment of Bylaws.

(a)    General Rule. Except as otherwise provided in the express terms of any series of the shares of the corporation, any one or more of the foregoing bylaws and, except as otherwise stated in this Section 9.07(a), any other bylaws made by the board of directors or shareholders may be altered or repealed by the board of directors. The shareholders or the board of directors may adopt new bylaws except that the board of directors may not adopt, alter or repeal bylaws that the PBCL specifies may be adopted only by shareholders, and the board of directors may not alter or repeal any bylaw adopted by the shareholders that presumes that such bylaw shall not be altered or repealed by the board of directors.

(b)    Effective Date. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

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